Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CENTURI HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common Stock, $0.01 par value per share (“Common Stock”), issuable under the Centuri Holdings, Inc. Omnibus Incentive Plan(3)	Rule 457(h)	6,932,602(3)	$23.35	$161,876,256.70	$0.00014760	$23,893.00

Total Offering Amounts					$161,876,256.70		$23,893.00

Total Fee Offsets							—

Net Fee Due							$23,893.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of Centuri Holdings, Inc.’s (the “Registrant”) Common Stock that become issuable under the Centuri Holdings, Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 18, 2024.

(3)	Represents shares of Common Stock reserved for future issuance under the Omnibus Incentive Plan.